UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2009

Zhongpin Inc.
 (Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	333-112111 (Commission File Number)	54-2100419 (IRS Employer Identification No.)

21 Changshe Road, Changge City, Henan Province People’s Republic of China (Address of principal executive offices)	(Zip Code)

(011) 86 10-82861788
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.              Entry into a Material Definitive Agreement.

On June 17, 2009, Henan Zhongpin Food Share Co., Ltd. (“Henan Zhongpin”), a wholly-owned subsidiary of our company, entered into a mutual guarantee agreement (the “Mutual Guarantee”) with Henan Huanghe Enterprises Group Co., Ltd. (“Huanghe Group”), a company based in Henan Province, China specializing in the production of, among other things, synthetic diamond, diamond tools, construction machinery, special vehicles and automatic control systems.  Huanghe Group is not affiliated with our company or with any of our subsidiaries.  Pursuant to the Mutual Guarantee, Huanghe Group and Henan Zhongpin have agreed to guarantee for a term of one year certain of each other’s bank loans.  The Mutual Guarantee has the following principal terms:

•
Henan Zhongpin and Huanghe Group have each agreed to guarantee the other’s one-year bank loans for an amount up to RMB 60 million (approximately US $8.7 million at the exchange rate on June 17, 2009) with the benchmark RMB interest rate set  by the People's Bank of China, China's central bank; and

•
If a party defaults on a bank loan covered under the Mutual Guarantee, the non-defaulting party may take assets of the defaulting party as reimbursement of loan payments it makes on the defaulting party’s behalf.

The description of the Mutual Guarantee set forth above is not a complete description of the material terms of the Mutual Guarantee and it is qualified in its entirety by reference to the Mutual Guarantee.  An English language translation of the Mutual Guarantee is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.  The following exhibits are furnished herewith:

Exhibit No.	Document

10.1	English Translation of the Mutual Guarantee, dated as of June 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHONGPIN INC. (Registrant)

Dated: June 17, 2008	By:	/s/ Xianfu Zhu
Name: Xianfu Zhu
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No	Document

10.1	English Translation of the Mutual Guarantee, dated as of June 17, 2009.